Exhibit 10.4

XERIUM TECHNOLOGIES, INC.

2009 DIRECTOR RESTRICTED STOCK UNITS

AGREEMENT

Dated as of August 4, 2009

In recognition of the important contributions that                      (the “Director”) has made and can make to the success of Xerium Technologies, Inc. (the “Company”) and its Affiliates, pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Director the Restricted Stock Units Award described below.

1.	The Restricted Stock Unit Award. The Company hereby grants to the Director Units, subject to the terms and conditions of this Agreement and the Plan. The Director’s rights to the Units are subject to the restrictions described in this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Code”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Director.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Change in Control” means a Covered Transaction that would be treated as a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the assets” within the meaning of Section 409A(a)(2)(A)(iv) of the Code and the regulations thereunder.

(d)	“Common Stock” means the common stock of the Company, $0.01 par value.

(e)	“Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE was open, the last sale price with respect to such Common Stock reported on the NYSE, or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(f)	“Grant Date” means August 4, 2009.

(g)	“NYSE” means the New York Stock Exchange.

(h)	“Payment Date” means as soon as reasonably practicable coincident with or following the earliest to occur of (1) the date on which the Director ceases to serve as a member of the Board and (2) a Change in Control.

(i)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 4.

(j)	“Vested” means that portion of the Award to which the Director has a nonforfeitable right.

3.	Vesting.

The Award shall be fully Vested on the Grant Date.

4.	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

5.	No Voting Rights. The Award shall not be interpreted to bestow upon the Director any equity interest or ownership in the Company or any Affiliate prior to the Payment Date.

6.	Dividends. On each date on which dividends are paid by the Company, the Director shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Director under this Agreement if they had been held in Common Stock on such date divided by the Fair Market Value of a share of Common Stock on such date.

7.	Payment of Award. On the Payment Date, the Company shall issue to the Director that number of shares of Common Stock as equals that number of Units which have been credited to him or her.

8.	Right to Continue as Member of Board of Directors. This Agreement shall not create any right of the Director to the continued right to serve as a member of the Board of Directors of the Company or its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Director’s service relationship with the Company or its Affiliates even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Director by contract or otherwise.

9.	Unfunded Status. The obligations of the Company and its Affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Company or its Affiliates. The Director shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Director or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

10.	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

11.	Withholding. The Director shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of an Award, no later than the Payment Date. Such withheld amounts, if any, shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the business day most immediately preceding the date of retention.

12.	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Code and the regulations thereunder.

13.	Amendment or Termination. This Agreement may be amended only by mutual written agreement of the parties.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:
Name:	Stephen R. Light
Title:	Chairman and CEO

Acknowledged and agreed:

DIRECTOR

Name: